Exhibit 10.18

SEVERANCE WAIVER AND OFFER LETTER AMENDMENT

WHEREAS, Sigilon Therapeutics, Inc. (the “Company”) and Rogerio Vivaldi Coelho (the “Executive”) entered into a letter agreement dated April 23, 2018 for the purpose of establishing the terms and conditions of Executive’s employment (the “Letter Agreement”);

WHEREAS, the first paragraph of the Letter Agreement provides that the Executive will remain on the board of directors of the Company (the “Board”) for so long as he serves as the Company’s chief executive officer (the “CEO”);

WHEREAS, pursuant to Section 1(c) of the Letter Agreement, the Executive is eligible to receive an annual bonus determined by the Board in its sole discretion based on the Executive’s achievement of specific milestones or performance criteria established annually by the Board after consulting with the Executive;

WHEREAS, in connection with the initial public offering (the “IPO”) of the Company’s common stock, the Company will adopt a cash incentive plan (such plan, or any successor thereto, the “Bonus Plan”) pursuant to which the Executive will be eligible to receive annual bonuses;

WHEREAS, pursuant to Section 2 of the Letter Agreement, the Company agreed to provide the Executive with certain severance payments and benefits upon termination of the Executive’s employment in certain circumstances, as set forth in the Letter Agreement;

WHEREAS, the Company subsequently adopted the Sigilon Therapeutics, Inc. Severance and Change in Control Policy, effective April 17, 2020 (the “Severance Policy”), pursuant to which the Executive is entitled to certain severance payments and benefits upon termination of the Executive’s employment in certain circumstances, as set forth in the Severance Policy;

WHEREAS, pursuant to the Severance Policy, the Executive’s Letter Agreement shall govern the severance payments and benefits to which the Executive is entitled upon a qualifying termination of employment unless the Executive consents in writing to waive the severance payments and benefits under the Letter Agreement and instead be subject to the Severance Policy; and

WHEREAS, the Executive desires to waive the Executive’s entitlement to severance payments and benefits under the Letter Agreement and be subject to the Severance Policy, for so long as such Severance Policy is in effect.

NOW, THEREFORE, in consideration of the severance payments and benefits provided pursuant to the terms of the Severance Policy and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive agrees as follows:

1.     Notwithstanding anything to the contrary set forth in the Letter Agreement, the Executive acknowledges and agrees that, effective as of the day prior to the date on which the Company becomes subject to the reporting obligations of Section 12 of the Securities Exchange Act of 1934, as amended, for so long as the Executive serves as the CEO, at each applicable annual meeting of the Company’s stockholders, the Company shall nominate the Executive to serve as a member of the Board, and, if so elected at such meeting, the Executive shall continue to serve as a member of the Board. Upon the Executive’s cessation of service as the CEO, the Executive shall be deemed to have voluntarily resigned from the Board, effective immediately.

2.     Notwithstanding anything to the contrary set forth in the Letter Agreement, the Executive acknowledges and agrees that, effective as of the IPO, the second sentence of Section 1(c) of the Letter Agreement shall be amended and restated in its entirety to read as set forth below and any annual bonus amounts payable to the Executive shall be determined pursuant to the Bonus Plan.

“The actual amount of any annual bonus, which may be less than, equal to, or greater than fifty percent (50%) of your base salary, will be determined by the Board (or the compensation committee thereof) in its sole discretion based on your achievement of specific milestones or performance criteria established annually by the Board (or the compensation committee thereof).”

3.     The Executive acknowledges and agrees that from and after the date on which the Executive executes this Severance Waiver, the Executive shall not be entitled to any severance payments or benefits under the Letter Agreement and shall instead be subject to the Severance Policy (for so long as the Severance Policy remains in effect). The Executive expressly and irrevocably waives any right to the severance payments and benefits provided for in Section 2 of the Letter Agreement.

4.     The Executive acknowledges and agrees that in no event will the Executive be entitled to a duplication of amounts or benefits under the Severance Policy and any other policy, plan, agreement or arrangement of the Company or any of its affiliates.  Any severance benefits payable to the Executive under the Severance Policy will be in lieu of and not in addition to any benefits that the Company may provide under the Letter Agreement or any other severance policy or plan of the Company.

5.     This Severance Waiver shall not relieve the Executive of his obligations to the Company under the Letter Agreement, or any other agreement between the Executive and the Company or any of its affiliates that includes non-competition, non-solicitation and/or confidentiality restrictions and, except as expressly provided herein, the Letter Agreement shall remain in effect in accordance with its terms.

IN WITNESS HEREOF, the Executive has executed this Waiver as of the date written below.

EXECUTIVE

/s/ Rogerio Vivaldi Coelho,
Rogerio Vivaldi Coelho

Date:	10/26/20

(Signature Page to Severance Waiver)